Exhibit 10.B.14
                    stock purchase agreement


      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of April 4, 1996 (the "Effective Date"), and is made by and between APPLE COMPUTER, INC., a California corporation (hereinafter "Apple"), and SCI SYSTEMS, INC., a Delaware corporation ("SCI").


                            Recitals


      A. Apple is engaged in the business of designing, manufacturing, marketing, distributing and selling personal computers and other related electronic products.

      B. Apple desires to sell, and SCI desires to purchase, upon the terms and subject to the conditions set fort by the appropriate person outstanding shares of capital stock of a wholly-owned subsidiary of Apple ("NEWCO"), a corporation which will be formed on or before the Closing Date to hold certain assets used by Apple in the operation of its manufacturing facility in Fountain, Colorado (the "Fountain Facility").

      C. Apple and SCI mutually desire that, after the Closing, NEWCO shall operate the Fountain Facility, and shall, inter alia, manufacture and assemble certain Apple Products at the Fountain Facility, pursuant to the terms and conditions set forth in the Manufacturing Agreement and the other Related Agreements to be executed and entered into by the parties at or prior to the Closing.

      NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   SALE AND TRANSFER OF SHARES; CLOSING

1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Apple will sell, transfer and deliver all of the outstanding shares of the capital stock of NEWCO (the "Shares") to SCI, and SCI will purchase the Shares from Apple for the Purchase Price set forth in Section 1.2.

1.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be equal to the total capitalization of NEWCO as of the Closing. Such amount shall be the sum of: (i) an amount equal to the net book value of the Real Property and the Personal Property (other than the Spare Parts) as of the Closing Date, calculated in accordance with generally accepted accounting principles (GAAP) (as shown on NEWCO's books
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and records); (ii) an amount  equal  to Apple's  original  purchase cost of the Spare Parts (for purposes of this Agreement, the parties estimate that the portion of the total Purchase Price allocated to such Spare Parts shall be Five Hundred Thousand Dollars ($500,000), but the final amount with respect thereto shall be determined by the parties prior to the expiration of the Due Diligence Period); and (iii) One Hundred Sixty Million Dollars ($160,000,000). At the Closing, the parties shall execute an amendment to this Agreement setting forth the final amount of the total Purchase Price. The entire Purchase Price shall be paid, in cash or other immediately available funds, at the Closing.

1.3 Closing. Consummation of the Transaction (the "Closing") shall take place at the offices of the Person mutually agreed upon by SCI and Apple to act as the escrow agent for the Closing (the "Escrow Agent"), at 10:00 o'clock A.M. (local Colorado time) on May 31, 1996, or on such other date as the parties hereto agree. The date on which the Closing shall occur is referred to herein as the "Closing Date". All deliveries provided for herein from one party to the other shall be made to the Escrow Agent, unless both parties expressly agree otherwise, in writing.

1.4  Closing Obligations.

      A. At the Closing, but prior to delivering the Shares to SCI pursuant to Section 1.4.B, Apple will deliver to NEWCO:

           (i)   A duly executed Bill of Sale and Assignment and Assumption
Agreement   in  substantially  the  form  of  Exhibit  G  and  Exhibit   H,
respectively, attached hereto;

           (ii) A warranty deed in form sufficient to transfer title to the Real Property from Apple to NEWCO (the "Deed");

          (iii) All such other assignments and other instruments as are reasonably necessary to vest in NEWCO good, valid and marketable title to the Assets; and

           (iv) All other previously undelivered documents required to be delivered by Apple to NEWCO at or prior to the Closing in connection with the Transaction, all as provided herein.

      B. At the Closing, but subsequent to transferring the Assets to NEWCO pursuant to Section 1.4.A, Apple will deliver to SCI:

           (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to SCI;

           (ii) All other previously undelivered documents required to be delivered by Apple to SCI at or prior to the Closing in connection with the Transaction, all as provided herein; and
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           (iii)      A  certificate  executed by Apple,  representing  and
warranting to SCI that each of Apple's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to or amendments of this Agreement or any of the exhibits attached hereto, in accordance with the provisions of Section 9.4, below).

      C. At the Closing, but subsequent to Apple transferring the Assets to NEWCO pursuant to Section 1.4.A, SCI will deliver to Apple:

          (i)  The Purchase Price, in cash or immediately available funds;

           (ii) All other previously undelivered documents required to be delivered by SCI to Apple at or prior to the Closing in connection with the Transaction, all as provided herein; and

           (iii) A certificate executed by SCI, representing and warranting to Apple that each of SCI's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to or amendments of this Agreement or any of the exhibits attached hereto, in accordance with the provisions of Section 9.4, below).

1.5 Costs and Fees of Escrow. SCI shall pay the premium for or cost of any endorsement desired by SCI to any Title Insurance (as defined in Section 5.9) which may be issued in connection with the Transaction, the cost of any new or updated survey of the Real Property which SCI may elect to obtain or request NEWCO to obtain, all recording costs and all documentary stamp taxes in connection with the transfer of the Assets to NEWCO, an amount equal to sixty-three percent (63%) of all state and local sales and transfer taxes, if any, with respect to the Personal Property arising from the Transaction, including without limitation any such taxes arising from the transfer of the Assets to NEWCO, and one-half of the Escrow Agent's fee, and all other customary and usual buyer's closing costs and escrow charges applicable to the Transaction. Apple shall pay the premium for a standard owner's policy of title insurance for the Real Property, one-half of the Escrow Agent's fee, an amount equal to thirty-seven percent (37%) of all state and local sales and transfer taxes, if any, with respect to the Personal Property arising from the Transaction, including without limitation any such taxes arising from the transfer of the Assets to NEWCO, and all other customary and usual seller's closing costs and escrow charges applicable to the Transaction. Real estate and personal property taxes and assessments shall be prorated using the most recent levy and assessments allocable to the Real Property as of the date the Deed is recorded.

2.   TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Assets to be Transferred to NEWCO.; Subject to and in accordance with the terms and conditions hereof, at the Closing, Apple will assign, transfer, convey and deliver to NEWCO, all of Apple's right, title and interest in the following:
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      A.   The real property commonly known as 702 Bandley Drive, Fountain,
Colorado, as more particularly described in Exhibit A attached hereto, together with all improvements on the real property (collectively the "Real Property" or the "Site"), and all appurtenant rights thereto, including without limitation easements, rights of way, licenses and other interests therein; and

      B. All personal property (including manufacturing and operating equipment, and certain spare parts relating thereto [the "Spare Parts"]) owned by Apple and used by Apple in its operation of the Fountain Facility, to the extent set forth on Exhibit B attached hereto, including machinery, equipment, computers, tools, vehicles, furniture, all relevant data, files, books and records at the Fountain Facility regarding the Assets, and office supplies and office equipment (collectively, the "Personal Property"). During the Due Diligence Period, SCI and Apple shall identify with specificity those Spare Parts currently located at the Fountain Facility which shall be transferred to NEWCO pursuant to this Agreement, and Exhibit B shall be amended, at or prior to the Closing, to accurately reflect such items; and

      C. Certain inventories of materials and components currently at the Site and owned by Apple, and used in connection with Apple's ownership and operation of the Assets, which inventory shall be identified by the parties prior to the expiration of the Due Diligence Period, and shall be set forth in Exhibit C attached hereto (the "Initial Inventory").

      D. The Real Property, the Personal Property (including the Spare Parts) and the Initial Inventory are sometimes referred to collectively herein as the "Assets".

      E. As part of the Transaction, Apple shall assign to NEWCO, and NEWCO shall assume, all authorizations, consents, approvals, licenses, orders, permits, exemptions of or filings or registrations with any court or governmental or administrative authority which relate solely to Apple's ownership and operation of the Assets, to the extent such Assigned Permits are assignable or transferable, and to the extent not encompassed within or addressed by any of the Related Agreements, all as more particularly set forth in Exhibit D attached hereto (collectively, the "Assigned Permits").

      F. As part of the Transaction, Apple shall assign to NEWCO, and NEWCO shall assume, certain agreements and contracts relating to the operation of the Site, including leases to which Apple is a party and relating solely to the Assets, which are set forth in Exhibit E attached hereto, and which SCI shall agree, by written notice to Apple prior to the Due Diligence Completion Date, to have NEWCO assume (collectively, the "Assigned Contracts"). To the extent any consents or approvals by, of or from the other parties to said Assigned Contracts are necessary with respect to such assignment and assumption, Apple shall use commercially reasonable efforts to secure such consents or approvals. If such consents or approvals are not secured by the Closing Date, SCI may elect to have NEWCO assume any contract for which the required third party consent has not been obtained, or may elect not to have NEWCO assume any such contract, and in any case SCI shall advise Apple, in writing, of its election with respect to any such contract not later than the Closing.
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2.2   Assignment  and Assumption of Liabilities.  As of the  Closing  Date,
Apple shall assign to NEWCO, and NEWCO shall assume and agree to pay, the following liabilities and obligations, known and unknown, liquidated and unliquidated, contingent or fixed, rights and causes of action with respect
to   the   Assets,   the  Assigned  Permits  and  the  Assigned   Contracts
(collectively, the "Assumed Liabilities"): (i) all of Apple's obligations arising on and after the Closing under the Assigned Contracts, and (ii) all of Apple's obligations arising on and after the Closing under the Assigned
Permits;  provided,  however,  that  NEWCO  shall  have  no  liability   or
obligation to perform under any Assigned Contracts and Assigned Permits unless and until Apple's rights thereunder have been effectively assigned to NEWCO.

2.3 Sale of Assets "AS IS". Except as expressly set forth in this Agreement, Apple shall transfer the Assets to NEWCO in their "AS IS, WHERE IS" condition as of the Effective Date, and solely in reliance on SCI's inspection and examination of the Assets prior to the Closing Date.
Neither Apple, nor any of Apple's agents, representatives or employees, have made any representations or warranties, direct or implied, verbal or written, with respect to the Assets, or their merchantability, or the fitness thereof for any particular purpose, except as expressly set forth in this Agreement and the instruments of conveyance delivered at the Closing, and Apple shall not be obligated to SCI or to NEWCO in connection with any defect, whether patent or latent, with respect to the same, except as provided in this Agreement and such instruments.

2.4 Risk of Loss. Risk of physical loss to the Assets shall be borne by Apple prior to the Closing, and by NEWCO on and after the Closing. If, prior to the Closing, the Assets or any material portion thereof are damaged by flood, fire, earthquake or other casualty, or any governmental or quasi-governmental entity commences any legal action or eminent domain proceeding to take any portion of the Assets, then Apple shall give prompt notice thereof to SCI and SCI shall have the right to terminate this Agreement by written notice to Apple within five (5) days after SCI's receipt or deemed receipt of such notice, in which event this Agreement shall immediately terminate and the parties shall thereafter have no further rights or obligations hereunder; provided, however, that if SCI elects to go forward with the Transaction, all casualty insurance proceeds relating solely to said casualty or loss with respect to any such damage to any of the Assets, and/or all the proceeds of any such taking shall be assigned to NEWCO at the Closing, to the extent that such proceeds would otherwise be payable to Apple.

2.5 Excluded Assets.; The Assets which are the subject of this Agreement shall not include the assets and/or property of Apple described in this
Section 2.5, none of which shall be transferred to NEWCO (collectively, the "Excluded Assets"):

      A. Inventories of raw materials, work-in-progress, and finished goods or products (other than the Initial Inventory), located at the Site and used in connection with Apple's business at the Site, all of which shall be governed by the terms and conditions of the Manufacturing Agreement.
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      B.    Apple's right, title and interest under such contracts, leases, licenses and agreements which relate to Apple's operations at the Site, to the extent not expressly assigned, transferred or sold to NEWCO pursuant to the terms of this Agreement.

      C. Information used by Apple to operate and conduct its business at the Site with respect to the design, production and distribution of Apple Products, including, without limitation, technical information, know-how, processes, and procedures; and intellectual property rights of Apple and all Apple Affiliates, of every nature and description, developed by Apple or such Apple Affiliates prior to or after the Closing Date, including, without limitation, all intellectual property rights developed or used at the Site in connection with the design, development or manufacture of the Apple Products manufactured at the Site, or used in connection with the activities described in and contemplated by the Manufacturing Agreement. To the extent that any such information and intellectual property is part of the Transaction, it shall be subject to the terms and conditions of the Intellectual Property Agreement.

      D. Cash, cash equivalents, certificates of deposit, bank accounts, prepaid items, accounts or notes receivable, and unbilled accounts or notes arising from work completed at the Site on or prior to the Closing Date.

     E. Claims or rights against third parties relating to liabilities or obligations which are not assumed by NEWCO hereunder.

2.6  Excluded Liabilities.

     A.   Except as specifically assumed by NEWCO pursuant to Section 1 and
Section 2, NEWCO shall not assume, perform, pay or discharge any liabilities, obligations, payables or debts of Apple, whether known or unknown, accrued, absolute, contingent or otherwise, and Apple shall be solely responsible for the payment or discharge thereof.

      B. Without limiting the generality of the foregoing paragraph, SCI and NEWCO shall not assume any liabilities or obligations of Apple:

          (i) for any Taxes except as otherwise expressly provided in this Agreement;

            (ii) for product liabilities, liabilities to customers, contractors and purchasers for defects in products, worker's compensation, and automobile and similar liabilities for personal injuries, in each case to the extent such liability arises from an injury, event or occurrence prior to the Closing;

           (iii) for any employee-related liability or obligation of Apple, other than as expressly set forth in the Employee Agreement;
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           (iv)  for obligations or transactions of any kind between  Apple and its shareholders, subsidiaries or affiliates; or

          (v) for any accounts payable of Apple arising in connection with Apple's business at the Fountain Facility occurring prior to the Closing, except as expressly provided in the Manufacturing Agreement or any of the other Related Agreements.

2.7  Prorations; Tax Elections.

      A. Prorations at Closing. At the Closing, there shall be prorated between Apple, on the one hand, and NEWCO, on the other hand, as of the
Closing Date, the following accrued or prepaid items relating to Apple's conduct of its business at the Site: (i) ad valorem and similar taxes with respect to the Assets; (ii) rents, royalties and other payments due under the Assigned Contracts; (iii) charges for utilities serving the Real Property; (iv) deposits with respect to the Assets; (v) interest charges relating to the Assumed Liabilities; (vi) license fees relating to any of the Assets; (vii) fees under any of the Assigned Permits; and (viii) governmental assessments and charges for services to or with respect to any of the Assets. The Purchase Price to be paid hereunder shall be appropriately decreased by the pro rata amount of any such items which are accrued but unpaid as of the Closing Date, and shall be appropriately increased by the pro rata amount of any such items which have been prepaid by Apple as of the Closing Date.

      B.    338(h)(10) Election.  Apple and SCI will make an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under applicable state, local or foreign tax law) (collectively, the "338(h)(10) Election") with respect to the purchase and sale of the Shares under this Agreement. In connection with any such election, Apple and SCI will jointly execute IRS Form 8023-A
(Corporate  Qualified Stock Purchases) at the Closing.   The  parties  will
timely file the Form 8023-A with the appropriate Internal Revenue Service ("IRS") Center, via certified mail, return receipt requested to establish proof of filing of the form with the IRS. Apple and SCI also agree to file any other forms or to take such other steps as may be necessary to properly effect such election. Apple will pay any tax attributable to any gain or loss incurred by Apple with regard to the making of the 338(h)(10) Election and will indemnify SCI and NEWCO against any liabilities arising out of any failure by Apple to pay such taxes. In connection with such 338(h)(10) election, the Purchase Price shall be allocated by mutual agreement of Apple and SCI, as set forth in Exhibit F attached hereto. Apple and SCI will file all tax returns (including amended returns and any claims for
refund)   and  information  reports  in  a  manner  consistent  with   such
allocation.
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2.8  No Breach By Reason of Sale.;  It is the intention of the parties that this Agreement shall not constitute an assignment or attempted assignment of any lease, license, commitment or other contract or agreement to which either SCI or Apple is a party, if any such assignment or attempted assignment would constitute a breach or violation thereof; it being understood, however, that the preceding does not relieve Apple from any liability to NEWCO or to SCI which Apple would otherwise have hereunder by reason of a breach of Apple's representations, warranties, covenants or conditions resulting from the failure of Apple to transfer such lease, license, commitment, or other contract or agreement to NEWCO.

2.9 Waiver of Bulk Sales Law Compliance.; Compliance with the bulk sales laws of the State of Colorado, if any, and those of any other jurisdiction which may be applicable to the Transaction, is hereby waived by SCI, and Apple hereby agrees to defend, indemnify and hold NEWCO and SCI harmless from and against any claims by any Person arising out of or due to the failure to comply with such bulk sales laws, including without limitation any claims by any Person against all or any part of the Assets.

2.10 Hart-Scott-Rodino Filing.; Promptly following execution of this Agreement by the parties, SCI and Apple shall prepare such documentation as may be necessary to make any required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The parties shall cooperate with respect to the filing, including without limitation providing relevant data to the other as needed to complete said filing. SCI shall pay all required fees with respect to such filing.

3.   REPRESENTATIONS AND WARRANTIES OF APPLE.

Apple hereby represents and warrants to SCI and to NEWCO, as of the Effective Date and as of the Closing Date, as follows:

3.1 Corporate Organization.; Apple is a corporation duly organized, validly existing and in good standing under the laws of California, has full corporate power and authority to carry on its business as it is now being conducted at the Site and to own the Assets, and is duly qualified to do business in the State of Colorado as a foreign corporation.

3.2   Authorization.;   The execution and delivery of this  Agreement,  the
Bill of Sale, the Assignment and Assumption Agreement, the transfer of the Shares, and all deeds, endorsements, assignments and other instruments to be executed and delivered by Apple hereunder, and the consummation of the Transaction, have been duly authorized by all necessary corporate action on the part of Apple. This Agreement has been duly executed and delivered by Apple and, when duly and validly executed by SCI, will constitute the valid and binding obligation of Apple, enforceable against Apple in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The Deed, the Bill of Sale, the Assignment and Assumption Agreement, and the deeds, endorsements, assignments and other instruments to be executed and delivered to NEWCO by Apple at the Closing will be valid and binding obligations of Apple,
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enforceable  against  Apple  in accordance  with  their  terms,  except  as enforceability may be limited by bankruptcy and similar laws and general principles of equity, and will effectively convey to and vest in NEWCO good and marketable title to the Assets, subject only to the conditions set
forth therein and to the Permitted Liens (as defined in Section 3.5).   The
transfer of the certificates representing the Shares, and all endorsements and stock powers executed in connection therewith, and all other documents, instruments and certificates to be executed and delivered to SCI by Apple at the Closing will be valid and binding obligations of Apple, enforceable against Apple in accordance with their terms, except as enforceability may be limited by bankruptcy and similar laws and general principles of equity, and will effectively convey to and vest in SCI good and marketable title to the Shares.

3.3 No Violation. The execution and delivery of this Agreement by Apple and the performance of this Agreement by Apple will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Apple, (ii) subject to the obtaining of all required consents from governmental entities having jurisdiction or other third parties, as provided in this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Apple or by which any of its property is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Apple's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the Assets or the Shares pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Apple is a party or by which Apple is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Apple.

3.4 Consents. Except for governmental consents required under the HSR Act, which will be requested as provided in Section 2.10 of this Agreement, and as may be required under the Assigned Contracts and the Assigned Permits, no consent of any Person (other than those previously obtained) is necessary to the consummation of the Transaction, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state, or local or foreign.

3.5  Title to Assets; Encumbrances.

      A.   Apple has good and marketable title to the Personal Property and the Initial Inventory, and good, marketable fee simple title to the Real Property, subject only to the Permitted Liens. The Assets are free and clear of all liens (including liens for Taxes as defined below), claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Liens"), except for the following, all of which shall be deemed "Permitted Liens": (i) minor imperfections of title, exceptions, variances, reservations or limitations (if any), (ii)
Liens  for  current  taxes,  assessments  and  like  impositions  not   yet
delinquent, (iii)  zoning  code  and building code provisions applicable to
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the  Real Property,  (iv) rights reserved to any governmental authority  to regulate any of the Assets, and (v) inchoate materialmen's, mechanic's and workmen's liens or other like liens arising in the ordinary course of business; none of which materially detract from the value or impair the use of the property subject thereto as currently used, or materially impair the current operations of the Site.

      B. With respect to the Real Property, Apple warrants and represents as follows:

          (i) No options have been granted to others to purchase, lease or otherwise acquire any interest in the Real Property, or any part thereof. Apple has the exclusive right of possession of each tract comprising the Real Property, subject only to matters of record (including easements, rights of way and other similar matters of record).

           (ii) Neither Apple nor any other Person has caused any work or improvements to be performed upon or made to the Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any claim, lien, charge or encumbrance in favor of the Person which performed the work, other than Permitted Liens.

           (iii) All requisite certificates of occupancy and other permits or approvals required with respect to the improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

            (iv) Except as disclosed to SCI, Apple has received no notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of the Assets or in respect of Apple's operations at the Site, and no facts have come to the attention of Apple to cause it to believe any such violation exists.

           (v) Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to Apple's best knowledge has any such condemnation, expropriation or taking been proposed.

3.6 Condition of Assets. The Personal Property has no material defects and is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put; and that portion of the Personal Property identified in Exhibit B as equipment used in the manufacture and assembly of Apple Products has been regularly maintained in the ordinary course of business.

3.7   Assigned  Permits.   To the best of Apple's knowledge,  the  Assigned
Permits constitute all permits needed to operate the Assets at the Fountain Facility.
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3.8  Taxes.

      A. "Taxes" shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, income, gross receipts, excise, use, transfer, property, sales, license, payroll, withholding and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a unitary, combined or any other basis, and also including any interest and penalties or additions to tax.

      B. As of the date hereof, there are no Liens with respect to Taxes (other than Permitted Liens for Taxes not yet delinquent) in connection with the Assets. Apple has reserved for or paid, withheld, collected, and paid over to the proper governmental authorities all Taxes which are required to be paid, withheld, collected, or paid to and including the Closing Date with respect to the Assets and its operations at the Site (other than Taxes which are being contested by Apple in good faith), and Apple shall pay all Taxes due and payable to and including the Closing Date, to the extent that such amounts are not prorated at the Closing and the payment obligation therefor would thereafter rest with NEWCO.

      C. For all periods to and including the Closing (whether such periods are reflected in a return or report ending on or before the Closing, or after the Closing), NEWCO has timely filed or will have filed, all Federal, foreign, state, county, local and/or other taxing authority tax returns, reports, or other required filings with respect to any Taxes, and has paid or will pay such Taxes with respect to such returns, reports or required filings for all such periods as such Taxes become due.

      D. Apple agrees that it shall indemnify and hold SCI and NEWCO harmless of and from any loss, liability or expense actually incurred by SCI or NEWCO as a result of all tax liability for which NEWCO may be liable as a member of an affiliated, consolidated, unitary or combined group (as defined in Section 1502 of the Code, or any comparable state or local statute, rule or regulation) which includes Apple or any Apple Affiliates.

3.9 Contracts. The list of contracts and agreements set forth in Exhibit E attached hereto is a true, complete and correct list of all agreements, contracts and commitments necessary to operate the Assets, and to Apple's best knowledge there are no material defaults by any party thereunder nor have any amendments, oral or written, to any such Assigned Contracts been made or entered into by Apple except as set forth in said Exhibit E.

3.10 Assumed Liabilities. Apple has disclosed to SCI all known liabilities of Apple under and pursuant to the Assigned Contracts and the Assigned Permits, and with respect to the Assets.

3.11 Litigation. There are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory
or   administrative  agency  or  commission  (collectively,  "Proceedings")
pending or, to Apple's best knowledge, threatened against or involving Apple (other than solely as plaintiff initiated by Apple in the ordinary
course  of  collecting receivables) relating to the Assets.   There  is  no
Proceeding known to Apple to be pending or threatened which questions or
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challenges  the  validity of this Agreement or any action taken  or  to  be taken by Apple pursuant to this Agreement or in connection with the Transaction; nor to Apple's best knowledge is there any valid basis for any such Proceeding with respect to Apple. Apple is not in default under or in violation of, nor to Apple's best knowledge is there any valid basis for any claim of default under or violation of, any of the Assigned Contracts, which default or violation would have a Material Adverse Effect on NEWCO's ownership and operation of the Assets, or on SCI's ownership of NEWCO.

3.12 Compliance with Law. Except for insubstantial violations which would have no Material Adverse Effect, Apple's operations at the Site have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies having jurisdiction over Apple's operations at the Site, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, and securities. Apple has not received any notification of any asserted present or past failure by Apple to comply with such laws, rules or regulations.

3.13 Environmental Protection. To Apple's best knowledge, during Apple's ownership and operation of the Fountain Facility, Apple has had all permits, licenses and other authorizations which are required in connection with its operations at the Fountain Facility under and pursuant to applicable Federal, state and local laws, rules, regulations, codes,
orders,  decrees,  judgments  or  injunctions  relating  to  pollution   or
protection of the environment, including without limitation laws relating to torts and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or any other industrial,
hazardous   or   toxic  substances,  materials  or  wastes   (collectively,
"Hazardous Materials") into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to  the  manufacture,  processing, distribution, use,  treatment,  storage, disposal,  transport,  handling  of, or exposure  to,  Hazardous  Materials
(collectively, "Environmental Laws") at the Fountain Facility.   Except  as
may have been disclosed to SCI in any documentation delivered by Apple to SCI prior to the Effective Date, Apple is, and has been during its operations at the Fountain Facility, in compliance with all terms and conditions of such required permits, licenses and authorizations, and, to the best of Apple's knowledge, nothing has occurred while Apple has owned the Fountain Facility which would cause Apple to fail to be in compliance with said Environmental Laws with respect to its operations at the Fountain
Facility.   Except  as may have been disclosed to SCI in any  documentation delivered by Apple to SCI prior to the Effective Date, Apple is not aware of, nor has Apple received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with said Environmental Laws, or which may give rise to any common law or legal liability, or may otherwise form the basis of any claim, action, demand, suit, proceeding or hearing, based on or related to Apple's manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, exposure to, emission, discharge, release or threatened release into the environment, of any Hazardous Materials at the
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Fountain  Facility.  There is no civil, criminal or administrative  action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to Apple's best knowledge, threatened, against Apple relating in any way to said Environmental Laws with respect to Apple's use and operation of the Fountain Facility.

3.14 Occupational Safety and Health. Except as set forth in Exhibit I attached hereto, to Apple's best knowledge, Apple is, in all material respects, in compliance with all standards, duties, requirements, responsibilities, rules, regulations and orders (hereinafter "safety and health obligations") currently promulgated under, or issued pursuant to or in enforcement of the Occupational Safety and Health Act of 1970, or any laws, plans, or safety and health obligations currently established by any state or political subdivision thereof or by common law, applicable to Apple's operations at the Site, with respect to occupational safety and health. Except as set forth in said Exhibit I, Apple is not aware of, nor has Apple received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans relating to its operations at the Site which prevent compliance or continued compliance with the aforesaid laws, plans or safety and health obligations as they exist on the date hereof or any orders, decrees, judgments, or injunctions, which have been issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding or hearing, based on Apple's violation of any of the aforesaid laws, plans, or safety and health obligations to employees or others and on its duty to maintain a workplace free of safety and health hazards. Except as set forth in said Exhibit I, there is no civil, criminal or administrative action, suit, demand, claim, hearing, citation, employee or other complaint, notice of violation, investigation, or proceeding pending or to Apple's best knowledge threatened against Apple relating in any way to the aforesaid laws, plans, or safety and health obligations established by the Federal government or any state or political subdivision thereof, or by common law, or any orders, decrees, judgments or injunctions issued, entered, promulgated or approved thereunder with respect to Apple's operations at the Site.

3.15 Financial and Cost Data. All financial and cost data relating to Apple's ownership and operation of the Assets disclosed to SCI by Apple is accurate and complete in all material respects.

3.16 Representations and Warranties With Respect to NEWCO.

      A. Organization of NEWCO. NEWCO will be formed by Apple, on or before the Closing Date, solely for the purpose of engaging in the Transaction. From the date of its incorporation and at all times through and until the Closing, NEWCO will be a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, have full corporate power and authority to carry on its business, and (if not incorporated in Colorado) be duly qualified in the State of Colorado as a foreign corporation.

      B. Capitalization. From the date of the incorporation of NEWCO and at all times through and including the Closing:
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           (i)  Apple will be the record and beneficial owner and holder of the Shares, free and clear of any encumbrances or restrictions of any nature, including, without limitation, any liens, judgments, security interests, equities, claims and demands.

           (ii) Apple will not be a party to any option, warrant, purchase right, or other contract or commitment that could require Apple to sell, transfer, or otherwise dispose of the Shares (other than this Agreement).

           (iii) Apple will not be a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares.

           (iv) No legend or other reference to any purported encumbrance will appear upon any certificate representing the Shares.

           (v) All of the Shares will be duly authorized, validly issued, fully paid and nonassessable.

           (vi) NEWCO will not be a party to or be bound by any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character requiring NEWCO to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any other equity or debt securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock or any other equity or debt securities of NEWCO.

      C. Authorization. At the Closing, NEWCO will have full corporate power and authority to execute and deliver any and all agreements contemplated under this Agreement, including, without limitation, the Bill of Sale and the Assignment and Assumption Agreement.

      D. No Violation. As of the Closing, NEWCO's execution and delivery of the Closing documents to which it is a party, and its performance of and under any of the Assigned Contracts or the Assigned Permits, will not (i) conflict with or violate the Articles of Incorporation or Bylaws of NEWCO,
(ii) subject to the obtaining of all required consents from governmental entities having jurisdiction, as provided in this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NEWCO, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair NEWCO's rights or alter the rights or obligations of any third party under, or give to others any right of termination or amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance (other than Permitted Liens) on any of the Assets pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which Apple or NEWCO is a party or by which Apple or NEWCO is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Apple or NEWCO, or affect the transfer of the Assets and the sale of the Shares as provided herein.
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      E.    Assets and Liabilities.  From the date of the incorporation  of
NEWCO and at all times to and until the Closing,

          (i) Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transaction, NEWCO will not have incurred, directly or indirectly through any affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements with any person or entity;

           (ii) NEWCO will not own, or have any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any business (other than the Assets);

          (iii) NEWCO will have no assets or liabilities other than the Assets and the Assumed Liabilities.

3.17 Operation of Fountain Facility Prior to Closing. As of the Closing Date, the Fountain Facility (including the Assets) shall have been operated by Apple in accordance with the provisions of Section 7.

4.   REPRESENTATIONS AND WARRANTIES OF SCI.

SCI hereby represents and warrants to Apple, as of the Effective Date and as of the Closing Date, as follows:

4.1 Corporate Organization. SCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted.

4.2 Authorization.; SCI has full corporate power and authority to enter into this Agreement and to carry out the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction has been duly authorized by all necessary corporate action on the part of SCI. This Agreement, and all other documents, instruments and certifications to be executed and delivered by SCI hereunder, have been duly executed and delivered by SCI and, when duly and validly executed by Apple (to the extent necessary), will constitute the valid and binding obligation of SCI, enforceable against SCI in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

4.3 No Violation. The execution and delivery of this Agreement by SCI and the performance of this Agreement by SCI will not (i) conflict with or violate the Articles of Incorporation or Bylaws of SCI, (ii) subject to the obtaining of all required consents from governmental entities having jurisdiction, as provided in this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SCI or by which any of its property is bound or affected, or (iii)
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result  in  any  breach of or constitute a default (or an event  that  with notice or lapse of time or both would become a default) under, or impair SCI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the Assets pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SCI is a party or by which SCI is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on SCI.

4.4 Consents. Except for governmental consents required under the HSR Act, which will be requested as provided in Section 2.10 of this Agreement, and as may be required under the Assigned Contracts and the Assigned Permits, no consent of any Person (other than those previously obtained) is necessary to the consummation of the Transaction, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state, or local or foreign.

4.5 Adequate Financing. SCI has adequate financial resources to pay the Purchase Price, in full, at the Closing, as required by Section 1.2 of this Agreement, and all other costs to be paid by SCI as provided in Section 1.5, without placing a lien or encumbrance on the Assets such that the foreclosure of said lien or encumbrance could have a Material Adverse Effect on the performance under the Manufacturing Agreement or any of the Related Agreements by SCI or NEWCO, as the case may be.

5.   CONDITIONS TO THE OBLIGATIONS  OF SCI.

The obligations of SCI under this Agreement are subject to the satisfaction on or before the Closing Date of the following conditions, any of which may be waived by SCI in writing:

5.1  Inspection of Assets; Completion of Due Diligence.

     A. SCI shall have the right, at all times between the Effective Date of this Agreement and 12:00 o'clock midnight on May 24, 1996 (the "Due Diligence Completion Date"), which period is referred to herein as the "Due Diligence Period", within which to make or obtain any investigations, tests, examinations, reports, approvals or arrangements which SCI may desire with regard to the Assets (herein, the "Due Diligence"), including without limitation: the physical condition of the Assets, the presence of Hazardous Materials on or about the Real Property, all documents and other matters described in any title report which SCI may obtain with respect to the Real Property, the zoning and other governmental or quasi-governmental approvals or consents relating to the Assets, and the like. SCI agrees to indemnify, defend and hold Apple and the Assets harmless of and from any claim, liability or expense (including reasonable attorneys' fees and costs) arising out of or in connection with any damage or destruction of any property and/or injury or death to any person in connection with SCI's performance or conduct of the Due Diligence, including without limitation
SCI's   entry,   or  the  entry  of  its  employees,  agents,  contractors, consultants and experts, upon the Site for the purpose of performing or conducting the Due Diligence, and SCI further agrees to keep the
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Assets  free  and clear of all liens, claims and encumbrances of  any  kind arising from or in regard to the Due Diligence. During the Due Diligence Period, upon reasonable prior notice to Apple's designated representative at the Site, Apple shall permit SCI and its representatives access to the Site for the purpose of performing or conducting the Due Diligence, provided that: (i) at all times SCI and its representatives shall, if Apple so requests or requires, be escorted by an Apple representative, and (ii) except as provided in Section 5.1.B, below, SCI shall not extract or sample any portion of the Real Property or the ground water thereunder for the purpose of testing or evaluation, nor drill any hole, dig any well, or
perform   any   borings  on  or  about  the  Real  Property  (collectively,
"Sampling").

      B. During the Due Diligence Period, SCI, at its sole expense, shall have the right, in order to complete its Due Diligence, and in order to determine whether Hazardous Materials are present on the Real Property, to extract and sample portions of the Real Property and the ground water thereunder, and to otherwise perform investigations, historical analyses, and make inquiries relative to the presence or potential presence of Hazardous Materials on the Real Property, and shall have the right to drill holes, dig wells, and perform borings, provided that such entry onto the Real Property shall comply with the terms and provisions of Section 5.1.A, above, and further provided that:

           (i) Apple shall have the right to approve, in its reasonable discretion, all engineers, consultants, companies, laboratories, drillers and other persons proposed by SCI to perform any of the Due Diligence, prior to their entry onto the Site, and SCI shall not allow any such persons onto the Site prior to advising Apple and giving Apple an opportunity to approve all such persons, with such approval being deemed given if Apple does not advise SCI, within three (3) business days after being advised of SCI's selection of any third party, of Apple's disapproval of the designated third party;

           (ii) SCI shall obtain Apple's prior written consent (which consent shall not be unreasonably withheld or delayed) to the sampling plan, testing methods and other material elements of the sampling or testing proposed by SCI;

          (iii) SCI shall, at its sole expense, seal and cap any holes, wells, or other borings made by it, and shall restore the Site to its condition existing prior to any such sampling or testing by SCI;

           (iv) SCI shall conduct all sampling or testing, and all closure work with respect to such sampling or testing, in accordance with all Federal, state and local rules, regulations, laws and statutes applicable thereto;

          (v) SCI shall bear all costs of any sampling or testing, and any closure work in connection therewith; and

           (vi) SCI shall hold and maintain all reports, results and other information concerning any testing or sampling, and the Assets, in the strictest confidence, and shall promptly deliver true, complete and correct copies thereof to Apple, upon SCI's receipt of the same.
                               109
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      C.   Prior to the expiration of the Due Diligence Period, Apple shall have completed and delivered to SCI an environmental questionnaire in a form reasonably acceptable to the parties.

      D. Prior to the expiration of the Due Diligence Period, SCI shall have received all documents and information reasonably requested by it as part of the Due Diligence, and shall have approved the condition of the Assets, and otherwise be satisfied with the results of its Due Diligence.

5.2 Representations and Warranties True. The representations and warranties of Apple contained in Section 3, as such section may be amended by the parties prior to the expiration of the Due Diligence Period, and in all certificates and other documents delivered and to be delivered by Apple to SCI and NEWCO pursuant to the terms of this Agreement or in connection with the Transaction shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

5.3 Performance. Apple shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Apple on or prior to the Closing.

5.4 Certificate of Apple. Apple shall have delivered to SCI a certificate, dated as of the Closing Date, certifying in such detail as SCI may reasonably request, as to the fulfillment and satisfaction of the conditions set forth in Sections 5.2 and 5.3, above.

5.5  Resolutions.

     A. Apple shall have delivered to SCI duly adopted resolutions of the Board of Directors of Apple, certified by the Secretary or an Assistant Secretary of Apple as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by Apple, and all other action necessary to enable Apple to perform under this Agreement.

     B. Apple shall have delivered to SCI duly adopted resolutions of the Board of Directors of NEWCO, certified by the Secretary or an Assistant
Secretary of NEWCO as of the Closing Date, authorizing and approving NEWCO's performance under this Agreement.

5.6 Opinion of Counsel. SCI shall have received an opinion from counsel for Apple, in form and substance reasonably acceptable to SCI, with respect to the matters set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, as well as with respect to the matters set forth in Sections 3.16.A, 3.16.B, 3.16.C, and 3.16.D.

5.7   No  Injunction.   On  the Closing Date there shall  be  no  effective
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority having jurisdiction, directing that the Transaction not be consummated or imposing any conditions on the consummation of the Transaction which SCI, in its sole discretion, deems unacceptable.
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5.8   SCI Board Approval; Consents Obtained.  The Board of Directors of SCI
shall have approved the execution and delivery of this Agreement, and SCI shall have obtained all other consents and approvals required to be obtained by it in order to consummate the transactions contemplated by this Agreement, and any applicable waiting period under the HSR Act shall have expired or been terminated.

5.9 Title Insurance. NEWCO shall be able to obtain, at standard rates, from a title insurance company satisfactory to SCI, a policy of title insurance, or an unconditional undertaking to issue the same, dated as of the Closing Date, in face amounts and in form reasonably satisfactory to SCI, insuring that fee simple title to the Real Property is vested in NEWCO, subject only to exceptions to title reasonably acceptable to SCI (the "Title Insurance"). In connection therewith, Apple agrees that it shall, promptly following execution of this Agreement, deliver to SCI true and correct copies of all surveys of the Real Property in Apple's possession; and if Apple does not have such a survey for either parcel constituting the Real Property, then Apple shall obtain such a survey for SCI as promptly as possible upon SCI's request.

5.10 Execution of Related Agreements. The Related Agreements shall have been fully negotiated and executed by the parties, and no bar shall exist to the effectiveness of such agreements, including any default by either party thereunder.

6.   CONDITIONS TO OBLIGATIONS OF APPLE.

The   obligations  of  Apple  under  this  Agreement  are  subject  to  the satisfaction on or before the Closing Date of the following conditions, any of which may be waived by Apple:

6.1 Representations and Warranties True. The representations and warranties of SCI contained in Section 4 and in all certificates and other documents delivered and to be delivered by SCI to Apple pursuant to the terms of this Agreement or in connection with the Transaction shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

6.2 Performance. SCI shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

6.3 Certificate of SCI. SCI shall have delivered to Apple a certificate, dated as of the Closing Date, certifying in such detail as Apple may
reasonably  request,  as  to  the  fulfillment  and  satisfaction  of   the
conditions set forth in Sections 6.1 and 6.2, above.
                               111
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6.4    Resolutions.   SCI  shall  have  delivered  to  Apple  duly  adopted
resolutions of the Board of Directors of SCI, certified by the Secretary or an Assistant Secretary of SCI as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by SCI, and all other action necessary to enable SCI to perform under this Agreement.

6.5 Opinion of Counsel. Apple shall have received an opinion from counsel for SCI, in form and substance reasonably acceptable to Apple, with respect to the matters set forth in Sections 4.1, 4.2 and 4.3 of this Agreement.

6.6 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority having jurisdiction, directing that the Transaction not be consummated or imposing any conditions on the consummation of the Transaction which Apple, in its sole discretion, deems unacceptable.

6.7 Apple and NEWCO Board Approval; Consents Obtained. The Boards of Directors of Apple and of NEWCO shall have approved the execution and delivery of this Agreement, and Apple and/or NEWCO, as the case may be, shall have obtained all other consents required to be obtained by either of them in order to consummate the Transaction, and any applicable waiting period under the HSR Act shall have expired or been terminated.

6.8 Execution of Related Agreements. The Related Agreements shall have been fully negotiated and executed by both Apple and SCI, and no bar shall exist to the effectiveness of such agreements, including any default by either party thereunder.

7.   CONDUCT OF APPLE'S BUSINESS AT THE SITE PENDING
     THE CLOSING.

Between the signing of this Agreement and the Closing Date, except as otherwise consented to by SCI in writing in advance, Apple agrees as follows.

7.1 Business in Ordinary Course. Apple's business at the Site shall be conducted only in the ordinary course, consistent with Apple's past practice, which shall not include the making of any commitment which extends beyond ninety (90) days from the date hereof, the acquisition of capital assets in excess of Fifty Thousand Dollars ($50,000) in the aggregate, or the removal of any Assets other than in the ordinary course
of  business.   Subject to the dollar limitations set forth above  in  this
Section 7.1, and provided that Apple shall not be obligated or required to expend more than Five Thousand Dollars ($5,000) in repairing or replacing any of the Assets, Apple will use commercially reasonable efforts to maintain and keep the Assets in substantially as good condition and working order as at the Effective Date hereof, except for depreciation through ordinary wear and tear.
                               112
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7.2   Sale  or  Pledge of Assets.  Subject to Apple's rights under  Section
7.1, above, Apple shall not sell or lease any of the Assets or incur and allow to continue to exist at the Closing Date any Liens on any of the Assets, except for Permitted Liens, and those Liens which arise by operation of law, or are incurred in the ordinary course in accordance with
Section 7.1, or would not cause the representations contained in Section 3, above, to be untrue were such Liens to exist on the Closing Date.

7.3 Changes in Agreements. Apple shall not amend or modify in any material respect, or consent to the early termination of, any of the Assigned Contracts.

7.4 Preservation of Business Organization. Consistent with the other provisions of this Agreement, Apple shall use commercially reasonable efforts to preserve the Assets and the business of Apple at the Site intact, and to keep available to SCI and/or to NEWCO, as the case may be, the services of Apple's present employees consistent with past practice, and to preserve the goodwill of Apple's suppliers and others with respect to the Assigned Contracts.

7.5 Insurance. Apple shall keep all insurance currently in place with respect to the Assets in full force and effect. All premiums due from Apple with respect to such insurance have been paid, and Apple has not received any notice of cancellation with respect thereto.

7.6 Compliance with Laws. Apple shall comply with all laws applicable to its ownership and operation of the Assets, except for insubstantial violations which would have no Material Adverse Effect.

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATION.

8.1 Survival of Representations and Warranties. Each of the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing Date for a period of two (2) years from the Closing Date; provided, however, that the warranties and representations set forth in Section 3.13 shall survive for a period ten (10) years from the Closing Date; and, provided further, that the warranties and representations set forth in Section 3.8, the obligations of the parties with respect to the payment of any state and local sales and transfer taxes with respect to the Personal Property (as set forth in Section 1.5), and the obligations under Section 2.7.B shall survive for a period of five (5) years from the Closing Date, or such later date on which the statute of limitations for any Taxes covered thereby has expired. None of the warranties and representations of Apple set forth in this Agreement shall be deemed to merge into the Deed at the Closing.

8.2  Indemnification.

      A. By Apple. Apple shall indemnify, defend, and hold harmless NEWCO, SCI and their respective subsidiaries, affiliates, directors, officers, employees, representatives and agents (collectively, the "Indemnified SCI Persons"), and reimburse the Indemnified SCI Persons for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified SCI Persons, directly or indirectly, by reason of

(i) any breach by Apple of any of its representations and warranties contained in this Agreement,

(ii) any  failure  by  Apple  to  perform  any  covenant,  undertaking   or
     obligation on its part hereunder,

(iii) all Liens referred to in Section 3.5 (including, without limitation, Permitted Liens for Taxes not yet delinquent and Permitted Liens for Taxes which are being contested by Apple in good faith),

(iv) the failure of Apple hereto to comply with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors,

(v)  any liability related to the Excluded Assets, and/or

(vi) any other liability of Apple other than the Assumed Liabilities.

      B. By SCI. SCI shall indemnify, defend and hold harmless Apple and its subsidiaries, affiliates, directors, officers, employees, representatives and agents (collectively, the "Indemnified Apple Persons"), and reimburse the Indemnified Apple Persons for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Apple Persons, directly or indirectly, by reason of

(i) any breach by SCI of any of its representations and warranties contained in this Agreement,

(ii) any failure by SCI to perform any covenant, undertaking or obligation on its part hereunder, and/or

(iii) the failure of SCI hereto to comply with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors.

      C. If any action or claim shall be brought or asserted against an indemnified party under this Section 8.2 or any successor thereto (the "Indemnified Party") in respect of which indemnity may be sought from an indemnifying party under this Section 8.2 (the "Indemnifying Party"), the Indemnified Party shall immediately notify the Indemnifying Party who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that the Indemnifying Party is prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless (i) the employment thereof shall have been specifically directed and required by the Indemnifying Party or (ii) the Indemnifying Party shall have elected not to assume the defense of such claim and employ counsel. Without the consent of the Indemnified Party, the Indemnifying Party shall have no right to settle or compromise on any non-monetary matter.

8.3   Limitation  of  Liability.   The  obligation  of  either  party  (the
"Indemnifying Party") hereunder to indemnify the other party (the "Indemnified Party") against any damages or claims with respect to the matters set forth in this Agreement shall be subject to all of the following limitations:

      A. No indemnification shall be required to be made by the Indemnifying Party under this Section 8 or otherwise under this Agreement for any damages or claims in an amount less than One Thousand Dollars ($1,000) for each such claim, unless and until the aggregate of all such claims exceeds Twenty-Five Thousand Dollars ($25,000).

      B.    The  Indemnifying  Party shall be obligated  to  indemnify  the
Indemnified Party only for those damages and claims as to which the Indemnified Party has given the Indemnifying Party written notice thereof on or prior to that date which is five (5) years after the Closing Date (whether or not such damages or claims have then actually been sustained or incurred); provided, however, that with respect to any claims for indemnification under Section 3.13, the period shall be ten (10) years after the Closing Date; and, provided, further, that with respect to any claims for indemnification under Section 1.5, Section 2.7.B and Section 3.8, the period shall be five (5) years or such later date on which the statute of limitations for any Taxes covered thereby has expired. Any written notice delivered by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.3.B shall set forth the basis of the claim for damages (including, without limitation, reference to the specific warranty or representation alleged to have been breached) and, if then determinable by the Indemnified Party, a reasonable estimate of the amount thereof (or, if the Indemnified Party's good faith opinion, no such reasonable estimate can then be made, the maximum potential damages that in the Indemnified Party's good faith opinion might be sustained in connection with such claim).

      C. All damages shall be computed net of any actual income tax benefit resulting therefrom to the Indemnified Party or any insurance coverage with respect thereto which reduces or may reduce the damages that would otherwise be sustained.

      D. In no event shall the Indemnifying Party's aggregate obligation to indemnify the Indemnified Party for damages exceed an amount equal to twenty percent (20%) of that portion of the Purchase Price allocated to the Real Property and the Personal Property (that is, net of the portion of the Purchase Price allocated to the Initial Inventory); provided, however, that such limitation shall not apply to any claims for indemnification with regard to any party's obligations with respect to Taxes, as in Section 1.5,
Section 2.7.B and Section 3.8 of this Agreement.

      E. Anything in this Agreement to the contrary notwithstanding, no director, officer or employee of any party shall have any personal liability to any other party as a result of such party's breach of any warranty or representation hereunder.

9.   CERTAIN OTHER COVENANTS AND AGREEMENTS.

9.1  Further Assurances.

      A. Upon the request of any of NEWCO, SCI or Apple, any other party will execute and deliver to the requesting party, or such party's nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as may reasonably be required to carry out the obligations of such party hereunder and to more effectively consummate the Transaction, including obtaining all consents and approvals from foreign governmental authorities and from third parties under leases and other contracts, agreements or obligations with respect to the Assets.

      B. After the Closing, NEWCO, SCI and Apple shall from time to time, at the request of any other party, and without further cost or expense to the requesting party, execute and deliver such other instruments of conveyance and transfer and take such other actions as the requesting party may reasonably require, in order to more effectively consummate the Transaction, including without limitation any reasonably necessary or appropriate to vest in NEWCO good and marketable title to the Assets to be transferred hereunder, and to effect the assumption by NEWCO of the Assigned Contracts, and any reasonably necessary or appropriate to transfer or assign to NEWCO any of the Assigned Permits, or to vest in SCI title to the Shares.

9.2  Access and Inspection.

      A. Prior to Closing. At all times after the execution of this Agreement and up to and including the Closing Date, Apple shall give SCI, and its authorized representatives, reasonable access, during normal business hours, to the Assets, and Apple's employees, books, contracts, commitments and records as they relate to the Assets, for the purpose of enabling SCI to make such investigation of the Assets as SCI may desire, including, without limitation, having surveys and tests made of the Real Property, all as more particularly set forth in Section 5.1 above.

      B. After the Closing. For a period of five (5) years following the Closing, and upon reasonable request from Apple, SCI shall provide, and/or shall cause NEWCO to provide, to the officers, agents, and employees of Apple, reasonable access during normal business hours to the books and records of Apple transferred to NEWCO hereunder (if any); provided, however, that with respect to any such books and records applicable to the matters covered by Section 3.13, SCI agrees that it shall retain or shall cause NEWCO to retain all such books and records for a period of ten (10) years following the Closing Date. SCI agrees not to destroy nor to permit NEWCO to destroy any such books or records without prior written notice to Apple and a reasonable opportunity for Apple, at Apple's expense, to take custody thereof. Any access and inspection rights of Apple pursuant to this Section 9.2.B shall in no way be in derogation of or supersede or be deemed to be in conflict with any rights Apple may have under the Manufacturing Agreement or any of the other Related Agreements with respect to access and inspection.

9.3 Notification of Certain Matters. Each party shall provide the other with prompt notice of (i) any communication alleging that the consent of a Person is or may be required in connection with the Transaction, (ii) any communication from any governmental regulatory agency or authority in connection with the Transaction, and (iii) any Proceeding commenced or threatened which would have been required to be disclosed by either party in connection with such party's warranties and representations as set forth in this Agreement.

9.4  Amendment of Agreement; Modification of Exhibits.

      A. To the extent that any of the exhibits attached hereto are not completely filled in at the time this Agreement is executed by the parties, such exhibits shall be completed as promptly as possible thereafter, and in no event any later than the Closing.

     B. If either party discovers, at any time prior to the Closing Date, any information which would make the warranties and representations of such party, as set forth in this Agreement, untrue or incomplete to a material extent, or make the exhibits as attached hereto incorrect or misleading in any material manner, or which is needed to accurately reflect the rights and obligations of either party under this Agreement, then such party shall promptly inform the other party, and the relevant portion of this Agreement and/or the relevant exhibit(s) shall be amended or modified as appropriate to incorporate such new or additional information.

9.5 Confidentiality. All information disclosed by one party to the other in connection with the Transaction, including all information generated by SCI during the performance of its Due Diligence, shall be held by the receiving party in strict confidence, and neither party shall reveal to any third party any confidential information of the other party received by it in connection with the Transaction, including without limitation all Apple Confidential Information, as that term is defined in the Confidentiality Agreement. In addition, if the Transaction is not consummated, then each party shall return to the other all documents and other written information furnished by either party to the other in connection with the Transaction.

9.6 Rights of NEWCO. From and after the Closing, every right granted to SCI under this Agreement may be exercised by NEWCO, and every obligation of SCI under this Agreement may be performed or discharged by NEWCO (provided, however, that SCI shall in no event be relieved of any obligation or liability it may have under this Agreement except by the full performance thereof by NEWCO, and SCI, by its execution of this Agreement, unconditionally and irrevocably guarantees such performance by NEWCO), and every covenant, obligation and liability undertaken by Apple under this Agreement and every representation and warranty made by Apple under this Agreement to or for the benefit of SCI shall be deemed to also have been made to and for the benefit of NEWCO.

10.  BROKERS; FINDERS.

Each of Apple and SCI represents and warrants to the other that it dealt with no broker, finder or similar person, firm, corporation or other entity entitled to a fee or commission in connection with the Transaction. Apple and SCI agree, each with the other, that each will indemnify and hold harmless the other, in accordance with the provisions of Section 8.2, against any claim (including reasonable attorneys' fees) by any Person claiming through the indemnifying party to be entitled to a fee or commission in connection with the Transaction.

11.  TERMINATION OF AGREEMENT.

11.1 Termination of Agreement. This Agreement may be terminated, and the Transaction may be terminated and/or abandoned, at any time but not later than the Closing Date, as follows:

     A.   By mutual written agreement of SCI and Apple; or

     B. By SCI if any of the conditions provided for in Section 5 of this Agreement shall not have been met or waived in writing by SCI prior to the required date therefor; or

      C. By Apple if any of the conditions provided for in Section 6 of this Agreement shall not have been met or waived in writing by Apple prior to the required date therefor; or

      D. By either party if a court of competent jurisdiction or any governmental, regulatory or administrative agency or commission shall have issued any order, decree or ruling, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree or ruling is final and not appealable; or

      E. By either party if a Material Adverse Event occurs with respect to such party or the other party.

      F. The right of termination set forth in Section 11.1.B or Section 11.1.C shall not be available to a party having breached this Agreement if such breach shall have resulted in the non-occurrence of the Closing.

11.2  Procedure  Upon  Termination.   In  the  event  of  termination   and
abandonment by SCI or by Apple, or by both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party and the Transaction shall be terminated and/or abandoned, without further action by SCI or Apple.

12.  DEFINITIONS

12.1 "Apple" shall mean Apple Computer, Inc., a California corporation, whose address is 1 Infinite Loop, Cupertino, California; and, if the context so requires, all Apple Affiliates.

12.2 "Apple Affiliates" shall mean all entities controlled by Apple, including all wholly-owned subsidiaries and all entities in which Apple owns, directly or indirectly, a controlling interest.

12.3 "Apple Product(s)" shall mean a product(s) sold by Apple under the Apple Macintosh brand, the Apple Newton brand, or any successor or addition thereto, or any replacement thereof.

12.4 "Closing" shall have the meaning set forth in Section 1.3.

12.5 "Confidentiality Agreement" shall mean that certain "Apple Computer, Inc. Confidentiality Agreement (Mutual)" executed by Apple and SCI on or about February 15, 1996, with respect to the Transaction.

12.6 "Manufacturing Agreement" shall mean that certain written agreement to be entered into by and between the parties prior to the Closing Date, to be effective as of the Closing Date, with respect to the respective rights and obligations of the parties regarding the manufacture of certain products for Apple at the Fountain Facility, substantially on the terms and conditions set forth in the term sheet denominated, "Fountain Manufacturing Agreement -- Terms and Conditions (Revision 5 - 4/3/96)", as such terms and conditions may be mutually amended or modified by the parties.

12.7 "Material Adverse Effect" or "Material Adverse Event" shall mean, as the context may require, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the entity to whom the phrase applies with respect to its business as it affects or impacts the Transaction, including without limitation the operation of the Fountain Facility as contemplated by this Agreement, either by Apple or NEWCO prior to the Closing or by SCI or NEWCO following the Closing.

12.8 "Person" shall mean any natural person, trust, corporation, limited liability company, partnership, joint venture or other entity having the ability to conduct business under the laws applicable to the Transaction.

12.9 "Related Agreements" shall mean all agreements entered into by the parties with respect to the Transaction, excepting this Agreement, including without limitation the Manufacturing Agreement, and all ancillary agreements which may be identified in either this Agreement or in the Manufacturing Agreement, including all license agreements with respect to any intellectual property owned or licensed by Apple and used in the operation of the Assets. All such Related Agreements shall be listed in Exhibit J attached hereto.

12.10     "SCI" shall mean SCI Systems, Inc., a Delaware corporation, whose
address  is:   c/o  SCI Systems (Alabama), Inc., 2101 West Clinton  Avenue,
P.O. Box 1000, Huntsville, Alabama.

12.11 "Transaction" shall mean the entire series of transactions between the parties, as described in this Agreement, and the Manufacturing Agreement, together with all Related Agreements.

13.  MISCELLANEOUS.

13.1 Notices. All notices, approvals or other communications provided for herein to be sent or given to either party hereunder shall be deemed validly and properly given or made if in writing and delivered by hand or by certified mail, return receipt requested, or by overnight commercial delivery service, or sent via telefacsimile (receipt confirmed) and addressed to the parties at the following addresses:

     If to Apple:

     Apple Computer, Inc.
     1 Infinite Loop
     Cupertino, California  95014
     Attention:     Kwok Lau, MS 36-PL
               Vice President, Operations
     Telephone:     (408) 974-0295
     Fax:           (408) 974-3222

     With a copy to:

     Apple Computer, Inc.
     1 Infinite Loop
     Cupertino, California  95014
     Attention:  General Counsel/esm

     If to SCI:

     SCI Systems, Inc.
     c/o SCI Systems (Alabama), Inc.
     2101 West Clinton Avenue
     P.O. Box 1000
     Huntsville, Alabama 35807
     Attention:     A.E. Sapp, Jr., President & COO
     Telephone:     (205) 882-4640
     Fax:           (205) 882-4466

     With a copy to:

     SCI Systems, Inc.
     c/o SCI Systems (Alabama), Inc.
     2101 West Clinton Avenue
     P.O. Box 1000
     Huntsville, Alabama  35807
     Attention:     Michael M. Sullivan,
               Secretary and Corporate Counsel

Either of the parties hereto may give notice to the other at any time by the methods specified above of a change in the address at which, or the persons to whom, notices addressed to it are to be delivered in the future, and such notice shall be deemed to amend this Section 13.1 until superseded by a later notice of the same type. Any notice given by personal delivery or by telefacsimile shall be deemed given on actual receipt, and any notice given by certified mail or overnight commercial courier shall be conclusively deemed to have been given when accepted or rejected as shown on the receipt therefor.

13.2 Dispute Resolution. In the event of any controversy or dispute between Apple and SCI arising out of or in connection with this Agreement, the parties shall attempt, promptly and in good faith, to resolve any such dispute. If the parties are unable to resolve any such dispute within a reasonable time (not to exceed ninety (90) days), then either party may submit such controversy or dispute to mediation under the then applicable rules of the American Arbitration Association (the "AAA") or any successor organization. If the dispute cannot be resolved through mediation, then such dispute shall be resolved by arbitration conducted in the Northern District of California, in accordance with the then applicable commercial arbitration rules of the AAA; provided, however, that the provisions of California Code of Civil Procedure 1283.05 (as enacted on the Effective
Date) shall be applicable to such arbitration. Any judgment rendered by the arbitrators pursuant to this Section 13.2 shall be final, and judgment may be entered upon it in accordance with applicable law, in any court having jurisdiction.

13.3 Time of the Essence. Time is of the essence with respect to each and every term or provision of this Agreement where time is an element of performance.

13.4 Force Majeure. Subject to the express provisions of Section 11 (regarding termination of this Agreement), neither party will be deemed in default of this Agreement, to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any event beyond the reasonable control of such party, including any act of God, fire, earthquake, natural disaster, accident, act of government, or any other act or circumstance that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within five (5) business days of discovery thereof and uses its best efforts to continue to so perform or cure. In the event of such a force majeure event, the time for performance or cure will be extended for a period equal to the duration of the force majeure event, but in no event more than thirty (30) days.

13.5 Waiver of Compliance. Any failure of Apple, on the one hand, or SCI, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of SCI or Apple, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

13.6 Expenses. Whether or not the Transaction is consummated, Apple agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, and SCI agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to Apple or SCI, all fees of counsel, attorneys and accountants.

13.7 Headings; Number and Gender; Construction. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Where the context so requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders. This Agreement shall be construed, interpreted and enforced in accordance with its plain terms, regardless of the party which drafted any of such terms and conditions, and any rule of construction, interpretation or application to the contrary shall not apply hereto.

13.8 Definition of Knowledge. The words "known", "to the knowledge of", "to the best knowledge of", "aware" or words of similar import used in this Agreement with reference to either party or to any individual shall be conclusively presumed to mean that the person or entity has made reasonable and diligent efforts, under the circumstances, to become knowledgeable; in the case of any Person other than a natural person, the "knowledge" of such Person shall be deemed to be the knowledge of its executive officers, and/or those individuals within each entity with functional responsibility for the matter addressed.

13.9 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that none of such parties shall assign this Agreement or its rights hereunder without the written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, both parties expressly agree that their respective rights and obligations under this Agreement may be assigned, at any time prior to the Closing, to a wholly-owned subsidiary of such party; provided, however, that the party so assigning shall give prompt written notice of such assignment to the other party, and provided further that no such assignment shall relieve the assigning party of any obligations hereunder.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. Notwithstanding the foregoing, the parties agree that Colorado law shall govern with respect to any dispute between the parties arising out of the transfer of the Real Property and any warranties under the Deed.

13.12 Amendment and Modification. Any amendment, modification or supplement to this Agreement shall be in writing signed by the party or parties to be charged.

13.13 Other Remedies; Specific Performance. Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

13.14     Entire Agreement; Incorporation of Exhibits; Severability.   This
Agreement and the exhibits attached hereto (all of which are incorporated herein by this reference) and the other documents delivered pursuant hereto constitute the entire agreement of the parties in respect of the subject
matter   hereof   and  supersede  all  prior  agreements,   communications,
representations, or warranties, whether oral or written, among the parties in respect to such subject matter. If any term or provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such term or provision shall be deemed stricken from this Agreement, and the remaining terms and conditions hereof shall remain in full force and effect to the maximum extent possible, or such void or unenforceable term shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the purpose of such void or unenforceable provision.

13.15 Publicity. All press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of the parties hereto; provided, however, that the parties understand that SCI and Apple are publicly held companies with shares traded on the New York and NASDAQ Exchanges and that the parties may make such announcements as may be necessary to comply with the rules and regulations of the said Exchanges and any and all applicable Federal and state securities laws. After having given notice to the other party hereto, SCI or Apple may make any such release or announcement which in the opinion of their respective counsel is necessary or appropriate to comply with applicable law. Each party hereto agrees that it will not unreasonably withhold or delay any such approval.

13.16 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

      IN WITNESS WHEREOF, Apple and SCI have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                              APPLE COMPUTER, INC., a California
                              corporation

                              By   /s/ G. Fred Forsyth

                              Its Senior V.P. Worldwide Operations


                              SCI SYSTEMS, INC., a Delaware corporation

                              By  /s/ O.B. King

                              Its Cheif Executive Officer

                            Exhibit A

               Legal Description of Real Property



Parcel One

Lot 1, Block 1, COTTONWOOD PARK, COUNTY OF EL PASO, STATE OF COLORADO, EXCEPT THAT PARCEL OF LAND CONVEYED TO THE STATE DEPARTMENT OF HIGHWAYS BY DEED RECORDED NOVEMBER 18, 1987, IN BOOK 5446 AT PAGE 626.


Parcel Two

A PORTION OF THE SOUTHWEST QUARTER OF SECTION 31 TOWNSHIP 15 SOUTH RANGE 65 WEST OF THE 6TH P.M., IN THE CITY OF FOUNTAIN, EL PASO COUNTY, COLORADO, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF "COTTONWOOD PARK" AS RECORDED IN PLAT BOOK Z3 AT PAGE 22 OF THE RECORDS OF SAID EL PASO COUNTY, SAID NORTHWEST CORNER BEING ALSO THE NORTHWEST CORNER OF SECTION 6 TOWNSHIP 16 SOUTH RANGE 65 WEST OF THE 6TH P.M. AND A POINT ON THE SOUTH LINE OF AFORESAID SECTION 31; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST ALONG SAID SOUTH LINE OF SECTION 31 A DISTANCE OF
179.30 FEET TO A POINT ON THE EASTERLY RIGHT-OF-WAY LINE OF INTERSTATE HIGHWAY 25; THENCE NORTHWESTERLY ALONG SAID EASTERLY LINE AND ON A CURVE TO THE RIGHT, WITH A RADIUS OF 5580.00 FEET, A CENTRAL ANGLE OF 02 DEGREES 05 MINUTES 40 SECONDS, THE LONG CHORD OF WHICH BEARS NORTH 14 DEGREES 52 MINUTES 01 SECONDS WEST 203.96 FEET, AN ARC DISTANCE OF 203.97 FEET; THENCE NORTHERLY ALONG THE EASTERLY LINE OF THE ROAD RIGHT-OF-WAY DEEDED TO THE CITY OF FOUNTAIN BY A DEED RECORDED IN BOOK 5546 AT PAGE 202 OF EL PASO COUNTY RECORDS, AND ON A CURVE TO THE RIGHT, WITH A RADIUS OF 703.82 FEET, A CENTRAL ANGLE OF 10 DEGREES 34 MINUTES 18 SECONDS, A LONG CHORD BEARING NORTH 02 DEGREES 42 MINUTES 44 SECONDS WEST 129.68 FEET, AN ARC DISTANCE OF
129.86 FEET TO A POINT OF REVERSE CURVE; THENCE CONTINUING ALONG EASTERLY LINE OF SAID RIGHT-OF-WAY AND ON A CURVE TO THE LEFT, WITH A RADIUS OF 1290.46 FEET, A CENTRAL ANGLE OF 12 DEGREES 00 MINUTES 39 SECONDS, A LONG CHORD BEARING NORTH 03 DEGREES 25 MINUTES 55 SECONDS WEST 270.02 FEET, AN ARC DISTANCE OF 270.52 FEET TO A POINT ON THE WESTERLY LINE OF AFORESAID SOUTHWEST QUARTER OF SECTION 31; THENCE NORTH 00 DEGREES 42 MINUTES 38 SECONDS WEST 724.79 FEET TO THE NORTHWEST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 31; THENCE SOUTH 89 DEGREES 55 MINUTES 05 SECONDS EAST ALONG THE NORTHERLY LINE OF SAID SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER ADISTANCE OF 983.84 FEET TO THE NORTHWEST CORNER

OF THAT TRACT CONVEYED TO EL PASO COUNTY BY DEED RECORDED IN BOOK 5591 AT PAGE 1175 OF SAID EL PASO COUNTY RECORDS; THENCE SOUTHERLY AND EASTERLY ALONG THE WESTERLY LINE OF SAID TRACT THE FOLLOWING 6 COURSES:

(1)  SOUTH 32 DEGREES 02 MINUTES 03 SECONDS EAST 43.52 FEET;
(2)  SOUTH 62 DEGREES 59 MINUTES 37 SECONDS EAST 853.07 FEET;
(3)  SOUTH 13 DEGREES 34 MINUTES 30 SECONDS EAST 309.39 FEET;
(4)  SOUTH 14 DEGREES 07 MINUTES 12 SECONDS WEST 271.44 FEET;
(5)  SOUTH 21 DEGREES 36 MINUTES 21 SECONDS WEST 225.45 FEET;
(6) SOUTH 00 DEGREES 00 MINUTES 21 SECONDS EAST 119.84 FEET TO A POINT ON THE SOUTH LINE OF SAID SECTION 31, SAID POINT BEING ALSO ON THE NORTH LINE OF AFORESAID "COTTONWOOD PARK" AND THE NORTH LINE OF AFORESAID SECTION 6;

THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST ALONG SAID LINE 1429.21 FEET TO THE POINT OF BEGINNING, EXCEPT THAT TRACT CONVEYED TO THE UNITED STATES GOVERNMENT BY A DEED RECORDED OCTOBER 29, 1976 IN BOOK 2870 AT PAGE 551 OF SAID EL PASO COUNTY RECORDS. TOGETHER WITH A BENEFICIAL EASEMENT
FOR UTILITY AND DRAINAGE PURPOSES AS SET FORTH IN INSTRUMENT RECORDED JANUARY 3, 1989 IN BOOK 5592 AT PAGE 613.

                            Exhibit B

        List of Personal Property (Including Spare Parts)


                        [To be inserted]

                            Exhibit C

                    List of Initial Inventory

                       [To be inserted]

                            Exhibit D

                    List of Assigned Permits


                        [To be inserted]

                            Exhibit E

                   List of Assigned Contracts


Vendor:   Visiting  Nurses Association, 1520 North  Union  Blvd.,  Colorado
Springs, Colorado
Re:  Occupational Health Nursing Services

Vendor:  PRAXAIR, INC., 39 Old Ridgebury Road, Danbury, Connecticut  06810-
5113
Re:  nitrogen gas (in cylinders) supplier

Vendor: RUST Environment & Infrastructure, Inc., 6143 South Willow Drive, Suite 200, Englewood, Colorado 80111-5123
Re:  EH&S consulting services

Vendor:   Marriott  Corporation,  645  Carved  Terrace,  Colorado  Springs,
Colorado 80919
Re:  Food services (cafeteria), vending machines

Vendor:   Servicemaster  All Cleaning, Inc., 2123 E.  St.  Vrain,  Colorado
Springs, Colorado  80909
Re:  Janitorial supplies and janitorial services

Vendor:   APS,  2121 Academy Circle, Suite 204, Colorado Springs,  Colorado
80909
Re:  Security services at site

Vendor:   Perfection, Inc., 7646 Stampede Drive, Colorado Springs, Colorado
80920
Re:  Landscape maintenance

                            Exhibit F


                  Allocation of Purchase Price


Real Property                      $ 14,000,000 [estimated]

Personal Property                  $ 21,000,000 [estimated]
Spare Parts                        $    500,000 [estimated]

Initial Inventory                  $ 160,000,000

                            Exhibit G

                      Form of Bill of Sale


                        [To be inserted]

                            Exhibit H

           Form of Assignment and Assumption Agreement


                        [To be inserted]

                            Exhibit I

             Schedule of Environmental/OSHA Matters


                        [To be inserted]

                            Exhibit J


                   List of Related Agreements


                     Manufacturing Agreement

                       Employee Agreement

                 Intellectual Property Agreement

                 Information Services Agreement

                  Transition Services Agreement

                   Letter of Credit Agreement